Exhibit 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the Ordinary Shares, $0.0001 par value per share, of DigiAsia Corp., and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filing. In evidence thereof, the undersigned hereby execute this Agreement.

Dated: April 30, 2025

Arena Investors, LP

Arena Investors GP, LLC

Arena SPV Manager, LLC

Helena Special Opportunities, LLC

By:	/s/ Tsering Lama

Name: Tsering Lama

Title: Authorized Signatory